Exhibit 99.1
Heska promotes Catherine Grassman to Vice President and Chief Accounting Officer and announces executive departure

LOVELAND, Colo., Dec. 1, 2017 /PRNewswire/ -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, announced today that Catherine Grassman is promoted to Vice President, Chief Accounting Officer and Controller following the departure of John McMahon, Vice President and Chief Financial Officer.

"Catherine is a deeply experienced financial executive who already knows Heska well and is highly qualified to serve as vice president and principal accounting officer," commented Kevin Wilson, President and Chief Executive Officer. "Catherine has been a central figure in the Company's accounting and finance leadership throughout 2017. We expect a seamless transition and know that Catherine's expertise will play a key role in helping us execute our plans."

Mr. Wilson further stated, "This change did not arise from any issues involving the Company's financial results, which are meeting our expectations, business practices, internal controls or financial reporting procedures. We continually expect the best of ourselves to meet our goals. To that end, we regularly evaluate our team mix to optimize current and long-term performance. As our team strengthens, we wish the best for those departing and congratulate those advancing into new roles."

Catherine Grassman, 41, has been Heska's Corporate Controller since January 2017. Previously, Ms. Grassman was with PricewaterhouseCoopers, LLP for 15 years, most recently as Senior Manager. She is licensed in Colorado as a Certified Public Accountant and possesses a Masters of Accountancy and a Bachelors of Accounting.

About Heska

Heska Corporation (NASDAQ:HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company's core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.
Contact Heska today at 800.464.3752 and visit www.heska.com for more information.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to personnel; litigation risks; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the period ended September 30, 2017.